Exhibit 99.1

Headline: Mobivity Bolsters Balance Sheet With $XX Million Financing

Phoenix, AZ -- (Marketwire – June 19, 2013)

Mobivity Holdings Corp. (OTCQB: MFON), an award-winning provider of proprietary mobile marketing technologies and solutions, today announced that it has completed a private financing of $11,013,208 million.

The financing consisted of the Company’s sale of common shares in exchange for $5,795,000 of new capital and the conversion of $5,122,805 of principal and  accrued but unpaid interest outstanding under previously issued 10% Senior Secured Bridge Notes (“Bridge Notes”), at an offering price of $0.20 per share.  Emerging Growth Equities, Ltd. acted as the exclusive placement agent for the financing.  The financing proceeds will be used to pay off the remaining $1,400,000 consideration related to the previously announced Front Door Insights acquisition and for future working capital needs.  Additional details regarding the financing can be found in the Form 8-K to be filed with the U.S. Securities and Exchange Commission.

The cash portion of financing represents the initial closing of the proposed sale of up to $7.5 million of common shares by the Company at $0.20 per share.  The Company expects to conduct additional closings for up to an additional $1,705,000 over the next few days.  The Company is also pursuing the conversion of the remaining $217,218 of principal and accrued interest under the Bridge Notes into common shares at the rate of $0.20 per share.

Dennis Becker, Chairman and CEO, explained, “This financing marks a major milestone in the growth of our Company. The amount of new capital, coupled with the conversion of 96% of the outstanding Bridge Notes, provides Mobivity with a relatively debt free balance sheet going forward and over $4 million in cash. Our plan is to move quickly in expanding our sales team to include nationally deployed sales professionals directly serving several geographic markets.”  He added, “ With the addition of Michael Bynum as President and Tom Tolbert as Chief Sales Officer to the executive management team, coupled with the acquisition of Front Door Insight, we believe the Company is now poised for rapid growth.”

With more than 11,000 local advertisers already using Mobivity’s technology across the U.S., the Company plans to use the proceeds from the financing to aggressively recruit and deploy a national sales force in an effort to expedite customer acquisition and grow market share.

Mobivity (www.mobivity.com) is an award-winning provider of patented mobile marketing technologies and the inventor of C4, a unique, enterprise-grade platform empowering brands to engage mobile consumers across multiple channels. The only system of its kind, C4 is a cloud-based solution, which provides broad mobile communications and extensive CRM features to clients. C4 is integrated with multiple tier-one PSTN/IP carriers and micropayment processing facilities as well as with carrier premium SMS billing systems.  Additionally, Mobivity offers a unique HD graphical system through their Display Technology, which allows fans to interact with their mobile phones and high definition video boards and screens in real time.  Mobivity’s clients include CNN, Disney, NFL, Sony Pictures, AT&T, USTA, Chick-fil-A, the Golf Channel, NBC Universal, Sonic Drive In, Jamba Juice, and numerous professional sports teams.

Forward Looking Statements
This press release contains forward-looking statements concerning Mobivity Holdings Corp. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the growth of the Company’s operations, sales force and revenue; the advantages and growth prospects of the mobile marketing industry; and the expected contributions to the Company’s success by its recent additions to management.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, our ability to successfully integrate our recent additions to management; our ability to develop the sales force required to achieve our development and revenue goals; our ability to raise additional working capital as and when needed; changes in the laws and regulations affecting the mobile marketing industry and those other risks set forth in Mobivity Holdings Corp.’s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 21, 2013 and subsequently filed quarterly reports on Form 10-Q.  Mobivity Holdings Corp. cautions readers not to place undue reliance on any forward-looking statements. Mobivity Holdings Corp does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

For additional information, contact:

MDM Worldwide
Investor Relations | Mobivity
264 W. 40th, Suite 602
New York, NY, 10018, USA
(646) 403-3554